Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 28, 2016		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Sales and Net Income Increase for Q2

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2015.

"We are pleased to see the increase in sales for the quarter and for the first six months. Sales in Scandinavia and the Czech Republic have been strong," Michael J. Koss, Chairman and CEO, told employees here today. "In addition, the new partnership with our Asian distributor resulted in good sales in the first six months. However, there is continued weakness in both the Ukraine and Russia, which have historically been strong markets."

Sales for the second quarter were $7,229,341 compared to $7,040,150 for the same three month period one year ago, a 2.7% increase. The three month net income was $386,632, compared to net income of $165,586 for the second quarter last year. Diluted and basic income per common share for the quarter was $0.05 compared to $0.02 for the three month period one year ago.

Compared to last year, U.S. sales were lower for the quarter and for the first six months ended December 31, 2015. The Company had loss of sales to a drug store chain, lower sales through online retail and lower sales to OEM customers. There was regained strength in a mass retailer due to addition of a new product to their portfolio. Also, addition of new customers helped to offset some of the declines in certain channels.

Sales for the six months ended December 31, 2015 increased by 2.0% to $12,760,603 compared with $12,509,636 for the same six month period a year ago. Six month net income was $285,828 compared to $70,588 for the same six months last year. Diluted and basic income per common share was $0.04 compared with $0.01 for the same six month period a year ago.

Koss also noted that Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from operations, which excludes unauthorized transaction related costs and recoveries as well as stock based compensation expense, was $931,544 for the current quarter, compared to $663,612 for the same quarter last year. For the six months ended December 31, 2015, EBITDA was $1,051,642 compared to $891,576 for the same six month period one year ago.

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Exhibit 99.1

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2015	2014	2015	2014
Net sales	$7,229,341	$7,040,150	$12,760,603	$12,509,636
Cost of goods sold	4,566,518	4,629,843	8,451,445	8,256,612
Gross profit	2,662,823	2,410,307	4,309,158	4,253,024

Selling, general and administrative expenses	2,026,589	2,094,746	3,829,810	4,086,231
Interest expense	757	8,480	6,075	12,813
Income before income tax	635,477	307,081	473,273	153,980

Income tax	248,845	141,495	187,445	83,392

Net income	$386,632	$165,586	$285,828	$70,588

Income per common share:
Basic	$0.05	$0.02	$0.04	$0.01
Diluted	$0.05	$0.02	$0.04	$0.01

Exhibit 99.1

KOSS CORPORATION
RECONCILIATION OF NET INCOME TO EBITDA FROM OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2015	2014	2015	2014
Net income	$386,632	$165,586	$285,828	$70,588
Interest expense	757	8,480	6,075	12,813
Income tax	248,845	141,495	187,445	83,392
Unauthorized transaction related costs, net	37,475	25,000	74,950	77,492
Depreciation of equipment and leasehold improvements	128,431	167,147	251,936	328,800
Stock-based compensation expense	129,404	155,904	245,408	318,491
EBITDA from operations	$931,544	$663,612	$1,051,642	$891,576

EBITDA from operations is a non-GAAP financial measure.
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